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Exhibit 2.3

STRICTLY CONFIDENTIAL

        July                         , 2008

To:

(the "Seller")

Dear Sirs/Mesdames:

Re:	Proposed Transaction between Aurelian Resources Inc. and Kinross Gold Corporation

As you are aware, Kinross Gold Corporation ("Kinross") proposes to make an offer for all of the issued and outstanding common shares (the "Common Shares") in the capital of Aurelian Resources Inc. (the "Company") including any Common Shares that may become issued and outstanding after the date of the Offer upon the exercise of any existing options or other rights to purchase Common Shares. This letter agreement (the "Agreement") sets out the terms and conditions pursuant to which the Seller agrees to support the Offer and to deposit, or cause to be deposited, under the Offer the "Seller's Shares" (as defined below), and sets out the obligations and commitments of the Seller in connection therewith.

Concurrently with the execution of this Agreement, Kinross has entered into a support agreement with the Company (the "Support Agreement") pursuant to which the Company has agreed to support the Offer. The term "Offer" and capitalized terms defined in the Support Agreement that appear herein without definition have the meanings ascribed to them in the Support Agreement.

1.     Offer for Securities of the Company

  Kinross agrees to make the Offer on the terms, and subject to the conditions set out in the Support Agreement. The obligation of Kinross to take-up and pay for the Common Shares under the Offer shall not be subject to any conditions except for those conditions set out in Schedule A of the Support Agreement.

2.     Deposit

  Subject to Section 3, the Seller hereby agrees to deposit or cause to be deposited under the Offer in accordance with its terms, as soon as practicable and in any event no later than ten days after the mailing of the Offering Circular, all of the Seller's Shares, together with a duly completed and executed letter of transmittal, under the Offer, and thereafter except as may be permitted under this Agreement not withdraw or permit the Seller's Shares to be withdrawn from the Offer. In the event that the Seller subsequently obtains any additional Common Shares, such Common Shares and SRP Rights associated with such Common Shares shall likewise be immediately deposited under the Offer in accordance with its terms.

3.     No Withdrawal

  The Seller hereby agrees that neither it nor any Person on its behalf will withdraw or take any action to withdraw any of the Seller's Shares deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have, unless this Agreement is terminated in accordance with its terms prior to the take up and payment of the Seller's Shares under the Offer.

4.     Conditions to Making the Offer

  The conditions to the making of the Offer are set out in Section 2.1(l) of the Support Agreement. By commencing the Offer, Kinross shall be deemed to have waived such conditions insofar as they are conditions of making the Offer. It is understood and agreed that the conditions are for the sole benefit of Kinross and Kinross may, in its sole discretion, modify or waive any term or condition of making the Offer.

5.     Covenants of the Seller

  The Seller agrees that during the period commencing on the date hereof and continuing until the earlier of the termination of the Offer and termination of this Agreement and except as otherwise contemplated herein or permitted hereunder:

  (a)
  It will immediately cease and cause to be terminated existing discussions, if any, with any Person (other than Kinross) with respect to any potential Acquisition Proposal and it will not, directly or indirectly, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any Person (including any of its officers or employees), other than Kinross or its affiliates, relating to any Acquisition Proposal or participate in, in any discussions or negotiations regarding, or furnish to any Person other than Kinross or its affiliates, any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any Person (other than Kinross or its affiliates), to do or seek to do any of the foregoing.

  (b)
  It will not sell, transfer or encumber in any way any Seller's Shares or relinquish or restrict the Seller's right to vote any Seller's Shares, other than pursuant to the Offer.

  (c)
  It will not prior to the public announcement by Kinross of the terms of the Offer, directly or indirectly, disclose to any Person, the existence or the terms and conditions of this Agreement, the Support Agreement or the possibility of the Offer being made or any terms or conditions or other information concerning any possible offers for the Common Shares. These provisions shall not apply to any disclosure which is required by Law or which is made by the Seller, if applicable, to its directors, officers, employees and professional advisors in connection with the preparation of this Agreement provided that, if applicable, any such directors, officers, employees and professional advisors agree to be bound by the restrictions contained in this Section 5(c).

  (d)
  It shall take all such steps as are required to ensure that at the time at which the Seller tenders the Seller's Shares to the Offer, the Seller's Shares will be owned beneficially by the Seller with a good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands of any nature or kind whatsoever and will not be subject to any shareholders' agreements, voting trust or other similar agreements or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders' agreement, voting trust or other agreement affecting the Seller's Shares or the ability of any holder thereof to exercise all ownership rights thereto.

  (e)
  It will not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Seller's Shares pursuant to this Agreement by the sale of any direct or indirect holding company or the granting of a proxy on the shares of any direct or indirect holding company and which would have, indirectly, any effect prohibited by this Agreement.

  (f)
  Kinross, the Company or the Seller may file or make publicly available copies of this Agreement with the securities regulatory authorities in Canada and as required by applicable Securities Laws.

  (g)
  It will vote (or cause to be voted) all the Seller's Shares at any Shareholders' meeting or any adjournment thereof, and in any action with or by written consent of holders of Common Shares against any proposed action (A) in respect of any amalgamation, merger, sale of the Company's or its affiliates' or associates' assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving the Company or any of its Subsidiaries, (B) which would reasonably be regarded as being directed towards or likely to prevent or delay the take up and payment of Common Shares deposited under the Offer or the successful completion of the Offer or an Alternative Transaction, or (C) which would reasonably be expected to result in a Company Material Adverse Effect.

6.     Representations and Warranties of the Seller

  The Seller by its acceptance hereof represents and warrants as follows and acknowledges that Kinross is relying upon such representations and warranties in connection with entering into this Agreement:

  (a)
  The Seller is the beneficial and/or registered holder of, or controls all of, the Common Shares and/or Options set forth on Schedule A to this Agreement;

  (b)
  For the purposes of this Agreement, the Common Shares referred to in clause (a) above and any Common Shares subsequently obtained, directly or indirectly, by the Seller, including through the exercise of Options, and any SRP Rights associated with the foregoing are collectively, the "Seller's Shares". The only securities of the Company held of record or beneficially owned by the Seller on the date hereof (other than SRP Rights associated with the Common Shares) are those listed in Schedule A to this Agreement. The Seller has the sole dispositive power, and the sole power to agree to the matters set forth herein with respect to the Seller's Shares, and will continue to have the sole power to dispose of the Seller's Shares, free and clear of all Encumbrances, at the time of the Seller's Shares are deposited under the Offer. None of the Seller's Shares are or will be subject to any shareholders' agreements, voting trust or other similar agreements or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders' agreement, voting trust or other agreement affecting the Seller's Shares or the ability of any holder thereof to exercise all ownership rights thereto;

  (c)
  No Person has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Seller of any of the Seller's Shares owned by the Seller or any interest therein or right thereto, except Kinross pursuant to the terms of this Agreement;

  (d)
  There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the knowledge, information and belief of the Seller, threatened against the Seller, which relates to this Agreement or otherwise materially impairs the ability of the Seller to consummate the transactions contemplated hereby;

  (e)
  None of the execution and delivery by the Seller of this Agreement or the completion of the transactions contemplated hereby or compliance by the Seller with the Seller's obligations hereunder will result in a breach of (i) if the Seller is not an individual, the constating documents of the Seller, (ii) any other agreement or instrument to which the Seller is a party or by which the Seller or any of the Seller's property or assets are bound, (iii) any judgement, decree, order or award of any court, governmental body or arbitrator, or (iv) any applicable Law;

  (f)
  If the Seller is not an individual, it is validly subsisting and has all necessary power and authority to execute and deliver the Agreement resulting from its acceptance hereof and to perform its obligations hereunder;

  (g)
  This Agreement has been duly executed and delivered by or on behalf of the Seller and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction; and

  (h)
  Except for the securities set out in Section 6(a), and any SRP Rights associated therewith, it has no agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Seller or transfer to the Seller of additional securities of the Company.

7.     Representations and Warranties of Kinross

  Kinross represents and warrants as follows and acknowledges that the Seller is relying upon such representations and warranties in connection with this Agreement:

  (a)
  Kinross is a company validly existing under the OBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted;

  (b)
  Kinross has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, including the issuance of Kinross Shares and Kinross Warrants in consideration for the Common Shares. The execution and delivery of this Agreement by Kinross and the consummation of the Offer have been duly authorized by the board of directors of Kinross (or any authorized committee thereof) and no other corporate proceedings on the part of Kinross are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Kinross and constitutes a valid and binding obligation of Kinross, enforceable by the Company against Kinross in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

  (c)
  The execution and delivery by Kinross of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not violate, conflict with or result in a breach of any provision of (i) the constating documents of Kinross or those of any of its Subsidiaries, (ii) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence or permit to which Kinross or any of its Subsidiaries is a party or by which Kinross or any of its Subsidiaries is bound, or (iii) any Law to which Kinross or any of its Subsidiaries is subject or by which Kinross or any of its Subsidiaries is bound. Other than in connection with or in compliance with Appropriate Regulatory Approvals, applicable Laws and policies, no other authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Kinross for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement; and

  (d)
  Kinross has, and will at the Expiry Date have, sufficient funds or adequate arrangements (as such term is understood for purposes of Section 97.3 of the Securities Act) for financing in place to satisfy the Offered Consideration.

  (e)
  The Kinross Shares to be issued in connection with the Offer will be validly issued as fully paid and non-assessable and listed for trading on TSX and the NYSE. The Kinross Warrants to be issued in connection with the Offer will be validly issued and listed for trading on TSX.

8.     Covenants of Kinross

  Kinross hereby covenants and agrees that it will not, without the prior written consent of the Seller: (a) modify or waive the Minimum Tender Condition in order to acquire less than 50.1% of the Common Shares outstanding (calculated on a fully-diluted basis)); (b) decrease the Offered

  Consideration (except in circumstances where, following the date hereof, the Company has declared, set aside or paid any dividend or distribution (whether in cash, stock, property or otherwise) with respect to the Common Shares); (c) change the form of the Offered Consideration (other than to increase the total consideration per Common Share and/or add additional consideration or consideration alternatives); (d) impose additional conditions to the Offer; (e) decrease the number of Common Shares in respect of which the Offer is being made; or (f) otherwise modify the Offer (or any terms or conditions thereof) in a manner that is adverse to the Shareholders.

9.     Change in Nature of Transaction

  (a)
  If Kinross determines it is necessary or desirable to proceed with another form of transaction (an "Alternative Transaction") whereby Kinross would acquire following completion of such Alternative Transaction all or substantially all of the Common Shares outstanding or all or substantially all of the assets of the Company and its Subsidiaries on economic terms which, in relation to the Seller, are at least equivalent to or better than those contemplated by the Offer, the Seller shall support the completion of such Alternative Transaction.

  (b)
  If any Alternative Transaction involves a meeting or meetings of the Shareholders, the Seller shall vote in favour of any matters necessary or ancillary to the completion of the Alternative Transaction.

  (c)
  In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to "Alternative Transaction" and all provisions of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

  (d)
  The Seller covenants that it will not exercise any rights of dissent provided under the CBCA or otherwise in connection with any Alternative Transaction.

10.   Termination Date; Extensions of Time

  This Agreement may be terminated by notice in writing:

  (a)
  at any time by mutual consent of Kinross and the Seller;

  (b)
  by the Seller if Kinross does not commence the Offer and mail the Offer Documents by the Offer Deadline in accordance with the Support Agreement;

  (c)
  by Kinross if any condition for Kinross' benefit set out in the Support Agreement is not satisfied or waived;

  (d)
  by Kinross if the Seller is in default of any material covenant or obligation hereunder or if any representation or warranty of the Seller under this Agreement shall have been at the date hereof untrue or incorrect in any material respect; provided that, in the case of a default of any material covenant or obligation hereunder, such default is not curable or, if curable, not cured by the earlier of the date which is 15 days from the date of written notice of such default and the business day prior to the Expiry Date;

  (e)
  by the Seller if any representation or warranty of Kinross under this Agreement shall have been at the date hereof untrue or incorrect in any material respect or if Kinross is in default of any covenant or obligation hereunder in any material respect or under Section 1, Section 4 or Section 8 in any respect, and, in each case, such inaccuracy or non-compliance is reasonably likely to prevent, restrict or materially delay consummation of the Offer and is not curable or, if curable, not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the business day prior to the Expiry Date;

  (f)
  by Kinross if any condition of the Offer shall not be satisfied or waived at the Expiry Time and Kinross does not elect to waive such condition or extend the Offer;

  (g)
  by the Seller if the Seller's Shares have not been taken up and paid for by Kinross, otherwise than as a result of the breach by the Seller of any covenant or obligation under this Agreement or as a result of any representation or warranty of the Seller in this Agreement being untrue or incorrect in any material respect, when required by applicable Law or the Support Agreement; and

  (h)
  by Kinross or the Seller in the event the Support Agreement is terminated in accordance with its terms.

  Upon termination of this Agreement, the Seller shall be entitled to withdraw any of its Seller's Shares deposited under the Offer and neither party shall have any further rights or obligations hereunder provided, however, that any such termination shall not prejudice the rights of a party as a result of any breach by any other party of its obligations hereunder.

11.   General

  (a)
  Kinross acknowledges and agrees that the Seller is bound hereunder solely in its capacity as a Shareholder and that the provisions hereof shall not be deemed or interpreted to bind the Seller in his capacity as a director, officer or employee of the Company. For the avoidance of doubt, nothing in this Agreement shall limit any person from fulfilling his fiduciary duties as a director or officer of the Company.

  (b)
  The Agreement contemplated by acceptance of this letter shall become effective in respect of the Seller upon execution and delivery thereof by the Seller.

  (c)
  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication addressed as follows:

  (i)
  if to the Seller:

Fax No:
Attention:

      with a copy to (which shall not constitute notice to the Seller):

      Stikeman Elliott LLP
      5300 Commerce Court West
      199 Bay Street
      Toronto, ON M5L 1B9

Fax No:	(416) 947-0866
Attention:	William J. Braithwaite and Amanda Linett

    (ii)
    if to Kinross:

      Kinross Gold Corporation
      52nd Floor
      Scotia Plaza
      40 King Street West
      Toronto, ON M5H 3Y2

Fax No.:	(416) 363-6622
Attention:	Chief Legal Officer and Executive Vice President, Strategic Development
with a copy to (which shall not constitute notice to Kinross):
Osler, Hoskin & Harcourt LLP 1 First Canadian Place Suite 6600 Toronto, ON M5X 1B8
Fax No.:	(416) 862-6666
Attention:	Clay Horner and Douglas Bryce

    Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) provided that it is delivered or transmitted during normal business hours, failing which it shall be deemed to have been given and received on the next business day.

    Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 11(c).

  (d)
  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory, between the parties hereto other than as expressly set forth in this Agreement. This Agreement and the rights hereunder are not transferable or assignable by any party without the prior written consent of the other parties hereto.

  (e)
  The representations and warranties set forth in this Agreement shall not survive the purchase of the Seller's Shares.

  (f)
  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

  (g)
  This Agreement and the rights and obligations of the parties hereto shall be governed in all respects, including validity, interpretation and effect, exclusively by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof and each of the Seller and Kinross irrevocably submits to the jurisdiction of the courts of the Province of Ontario.

  (h)
  The Seller recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that Kinross would not contemplate causing the Offer to be made unless this Agreement was executed and that a breach by the Seller of any covenants or other commitments contained in this Agreement will cause the Kinross to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, the Seller agrees that in the event of any such breach, Kinross shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which Kinross may be entitled, at law or in equity.

  (i)
  Time shall be of the essence of this Agreement.

  (j)
  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

  (k)
  This Agreement may be delivered by facsimile and executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

  (l)
  Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify each of the other parties from and against any and all claims against any of them for "finder's" or "agency" fees relating to the transactions contemplated hereby.

[The remainder of this page has been intentionally left blank.]

If the foregoing accurately reflects the terms and conditions of our agreement, kindly indicate acceptance hereof by signing, dating and returning to Kinross the enclosed duplicate original of this Agreement by facsimile.

KINROSS GOLD CORPORATION
By:	/s/ TYE W. BURT Name: Tye W. Burt Title: President and Chief Executive Officer
By:	Name: Title:

Irrevocably accepted and agreed to                                      day of                                      2008.

If other than an individual:

Name of Seller
By:	Name: Title:
By:	Name: Title:

If an individual:

In the presence of:

Witness	Name

 SCHEDULE A

SECURITIES

Number of Common Shares:

Number of Options:

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  Exhibit 2.3
SCHEDULE A SECURITIES